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                                                                    EXHIBIT 10.9

                             [SKYSTREAM LETTERHEAD]

                                                                November 1, 1998

Dan Riordan
2556 Wilde Ave.
Pleasanton, CA 94588
(925) 462-1647

Dear Dan:

I am pleased to offer you the position of Vice President of Worldwide Sales at SkyStream Corporation. You will report to myself, Jim Olson, President and Chief Executive Officer. In this position, you will be responsible for all aspects of SkyStream's direct and indirect channel sales activities around the world. You will receive a starting base salary of one hundred fifty thousand dollars ($150,000) per year. In addition, you will receive up to $110,000 of incentive compensation per year provided that SkyStream meets its targeted revenue objectives beginning in the second quarter of 1999. In the event SkyStream exceeds its targeted revenue objectives beginning in the second quarter of 1999, you will receive additional incentive compensation. The formula to determine the additional incentive compensation will be determined jointly by you and me no later than December 16, 1998. For the fourth quarter of 1998, and through the first quarter of 1999, you will receive a non-recoverable draw to cover your incentive compensation independent of SkyStream's revenue performance during that period. Assuming your start date is December 1, 1998, your incentive compensation will be $110,000/4=$27,500 for 1998, and your incentive compensation will be $110,000/4=$27,500 for the first quarter of 1999. Half of your incentive compensation will be paid to you when revenue is recognized and half when customer payment has been received. Your base salary will be paid twice per month and is subject to withholding for federal, state, and other applicable taxes, as is your incentive compensation.

Further, I will recommend to SkyStream's Board of Directors that you be granted incentive stock options to purchase 210,000 shares of SkyStream common stock which will vest over a four year vesting schedule from the date of your employment. Vesting will be annual vesting for the first year and monthly vesting the following three years. At your option, you may elect to exercise your stock options subject to a company Repurchase right that would lapse on the same schedule that the stock options would normally vest.

As an employee of SkyStream, you and your dependents will be entitled to SkyStream medical, dental, vision, EAP, 401(k), LTD and Life/AD&D insurance, and Section 125 benefits as made available to all SkyStream employees. Information on the details of our plans will be delivered to you separately.

When you report to work, you will be expected to execute our standard company agreement relative to patents, inventions, and confidential information.

This is an offer for "at will" employment, and does not constitute an offer or guarantee of employment for any period of time. Your employment and compensation can be terminated at any time for any reason or for no reason, subject to the terms hereof and your rights to compensation hereunder. This letter constitutes the full and entire understanding and agreement between the parties with respect to the subject of employment, and supersedes any prior discussions.

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This offer is effective through Friday, November 6, 1998. It will expire if not accepted in writing by that date. I anticipate your start date to be Tuesday, December 1, 1998 or earlier. I look forward to your acceptance. This e-mail offer letter will be replaced by a hard copy offer letter on Friday, November 6, 1998. Please sign and return the hard copy upon acceptance.

Dan, we are all excited about you joining SkyStream. We believe that your background and accomplishments are ideal for what we need. I am confident that you are the right person to lead our sales function and become a valuable member of my executive team. The video networking and distribution market is poised to explode and we excitedly look forward to exploring that opportunity with you at SkyStream.

Sincerely,

/s/ JAMES D. OLSON

James D. Olson
President and Chief Executive Officer
SkyStream Corporation

ACCEPTED:  /s/ DAN RIORDAN                DATED:   11/6/98
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